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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Action Products International, Inc. on Form S-8 for the registration of 900,000 shares of its common stock is usable pursuant to its 1996 Stock Option Plan (SEC File Number 333-76675) and in the related prospectus of our report dated January 30, 2003, except for Note 11, as to which the date is March 12, 2003, with respect to the consolidated statements of Action Products International, Inc. and subsidiary included in this Annual Report on Form 10-KSB/A-1 for the year ended December 31, 2002.


/s/ MOORE STEPHENS LOVELACE, P.A. -
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MOORE STEPHENS LOVELACE, P.A.
CERTIFIED PUBLIC ACOUNTANTS
Orlando, Florida
March 28, 2003